Exhibit 99.1

News > Smith-Midland > Financial > March 2012 Results
May 21, 2012

SMC Announces Financial Results for the Quarter Ended March 31, 2012

MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced the Company reported total revenue of approximately $6.0 million and a pre-tax net loss of $225,000 for the three months ended March 31, 2012, as compared to total revenue of $7.6 million and pre-tax earnings of $291,000 for the same period in 2011. The Company had a net loss of $127,000 for the three months ended March 31, 2012, as compared to net income of $188,000 for the same period in 2011. The fully diluted loss per share was $.03 for the three months ended March 31, 2012 and the fully diluted earnings per share was $.04 for the same period in 2011.

Rodney Smith, Chairman and CEO stated, “The Company's overall performance for the first quarter of 2012 was impacted by the continued slowdown in the nation's economy and the construction industry in which it operates. In an effort to mitigate any potential losses in 2012, the Company elected to enact layoffs at the largest operating entity, Smith-Midland Virginia, reducing total associates by 15% including both production and overhead divisions. In addition to the layoffs made, management also enacted salary reductions for all remaining associates, with senior managers absorbing the biggest reductions. The layoffs and salary reductions were made in February of 2012 and resulted in annualized savings of approximately $2,000,000. Our other companies, Easi-Set Industries, Smith-Carolina, Concrete Safety Systems remained profitable and were not included in the layoffs and salary reductions. Management believes that its first responsibility is to the shareholders of Smith-Midland and understands that our priorities are to return to profitability as quickly as possible without negatively effecting future earnings and continue strengthening the Company for superior performance for the next 25 years (for example, our deep commitment to lean manufacturing and relentless new product development).”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities Industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company's web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company's      Form 10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com